REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Wells-Gardner Electronics Corporation:

The audits referred to in our report dated March 10, 2010, included the related financial statement schedule for the years ended December 31, 2009, 2008 and 2007, included in Form 10-K.  This financial statement schedule is the responsibility of the company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 3361535, 33,02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our report dated March 10, 2010, with respect to the consolidated balance sheets of Wells-Gardner Electronics Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009, 2008, and 2007 and our report in the preceding paragraph regarding the related financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

Blackman Kallick, LLP
Chicago, Illinois
March 10, 2010